Exhibit 99.6

CONSENT OF STEPHEN J. HARPER

In connection with the filing by Isleworth Healthcare Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for Isleworth Healthcare Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 19, 2021	Stephen J. Harper

/s/ Stephen J. Harper

Signature